EXHIBIT 10.4

VALUEVISION MEDIA, INC.

2004 OMNIBUS STOCK PLAN

Non-Qualified Stock Option Agreement

Full Name of Optionee:
No. of Shares Covered:		Date of Grant:
Exercise Price Per Share:
$		Expiration Date:
Exercise Schedule:
No. of Shares As to
Initial Vesting	Which Option Becomes	Expiration
Date	Exercisable as of Such Date	Date

This is a NON-QUALIFIED STOCK OPTION AGREEMENT (“Agreement”) between ValueVision Media, Inc., a Minnesota corporation (the “Company”), and the optionee identified above (the “Optionee”) effective as of the date of grant specified above.

Recitals

A. The Company maintains the ValueVision Media, Inc. 2004 Omnibus Stock Plan (the “Plan”).

B. The Company has appointed a committee (the “Committee”) with the authority to determine the awards to be granted under the Plan, and the Board has maintained the authority to exercise the powers and duties of the Committees at their discretion.

C. The Plan provides for option awards in the form of a Stock Option (the “Option”) to the Company’s Outside Directors on terms and conditions to be determined by the Committee.

This Option is issued to the Optionee under the terms and conditions set by the Committee as follows.

Terms and Conditions*

1.	Grant. The Optionee is granted this Option to purchase the number of Shares specified at the beginning of this Agreement on the terms and conditions set forth herein.

2.	Exercise Price. The price to the Optionee of each Share subject to this Option shall be the Exercise Price specified on the first page of this Agreement (which price shall not be less than the Fair Market Value as of the date of grant).

3.	Non-Qualified Stock Option. This Option is intended to be a non-qualified stock option and not an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision.

4.	Exercise Schedule. Except as provided in Section 8, this Option may be exercised in accordance with the Exercise Schedule set forth on the first page of this Agreement. The Exercise Schedule is cumulative – that is, if this Option has not expired prior thereto, the Optionee may at any time purchase all or any portion of the Shares then available under the Exercise Schedule to the extent not previously purchased.

This Option may be exercised in full (notwithstanding the Exercise Schedule) under the circumstances described in Section 8 of this Agreement if it has not expired prior thereto.

5.	Expiration. The right to exercise this Option with respect to the shares covered hereunder shall expire at 4:00 p.m. Central Time on the earliest of:

(a)	The expiration date specified at the beginning of this Agreement for the applicable portion of the covered shares;

(b)	The last day of the period as of or following the termination of Optionee’s relationship with the Company during which this Option can be exercised (as specified in Section 7 hereof); or

(c) The date (if any) fixed for cancellation pursuant to Section 8 of this Agreement.

In no event may anyone exercise this Option, in whole or in part, after it has expired, notwithstanding any other provision of this Agreement.

6. Procedure to Exercise Option.

Notice of Exercise. Subject to the terms and conditions of this Agreement, this Option may be exercised by delivering advance written notice of exercise to the Company at its headquarters in the form attached to this Agreement or a similar form containing substantially the same information and addressed or delivered to the Corporate Secretary. The notice shall state the number of Shares to be purchased, and shall be signed by the person exercising this Option. If the person exercising this Option is not the Optionee, he or she also must submit appropriate proof of his or her right to exercise this Option.

Tender of Payment. Any notice of exercise hereunder shall be accompanied by payment (by cash, check, bank draft or money order, payable to the Company) of the full purchase price of the Shares being purchased; to the extent permitted by law, an Optionee may also simultaneously exercise an Option and sell the Shares thereby acquired pursuant to a brokerage or similar relationship so long as the cash proceeds from the sale are used promptly as payment of the purchase price of those Shares and the Company has received adequate assurances thereof. Notwithstanding the foregoing, the Optionee will not be permitted to pay any portion of the purchase price with Shares if, in the opinion of the Committee, payment in such a manner could have adverse financial accounting consequences for the Company.

Delivery of Certificates. As soon as practicable after the Company receives a properly executed notice and the purchase price provided for above, it shall deliver to the person exercising the Option, in the name of such person, a certificate or certificates representing the Shares being purchased. The Company shall pay any original issue or transfer taxes with respect to the issue or transfer of the Shares and all fees and expenses incurred by it in connection therewith. All Shares so issued shall be fully paid and nonassessable. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to issue or deliver any Shares prior to the completion of such registration or other qualification of such Shares under any State law, rule or regulation as the Company shall determine to be necessary or desirable.

7. Termination of Relationship with the Company.

(a)	Termination. In the event of termination of the Optionee’s relationship (as an Outside Director, as a consultant or otherwise) with the Company, the Optionee may, but only within ninety (90) days after the date of such termination (but in no event later than the expiration date of the term of this Option), exercise this Option. If Optionee does not exercise this Option within the time specified herein, the Option shall terminate.

(b)	Disability of Optionee. Notwithstanding the provisions of Section 7(a) above, in the event of termination of the Optionee’s position as an Outside Director or consulting or advisory relationship as a result of his or her total and permanent disability (as defined in Section 22(e)(3) of the Code), Optionee may, but only within twelve (12) months from the date of such termination (but in no event later than the expiration date of the term of this Option), exercise the Option. If Optionee does not exercise this Option within the time specified herein, the Option shall terminate.

(c)	Death of Optionee. In the event of the death of an Optionee, the Option may be exercised, at any time within twelve (12) months following the date of death (but in no event later than the expiration date of the term of this Option), by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance. If Optionee does not exercise such Option within the time specified herein, the Option shall terminate.

8. Fundamental Change or Event.

Event. This option may, at the discretion of the Optionee, be exercised in full (notwithstanding the Exercise Schedule) if an Event shall have occurred.

Fundamental Change. At least 10 days prior to a Fundamental Change, the Committee may, but shall not be obligated to declare, and provide written notice to the Optionee of the declaration, that this Option shall be canceled at the time of, or immediately prior to the occurrence of, the Fundamental Change (unless it is exercised prior to the Fundamental Change) in exchange for the consideration described in Section 17(b) of the Plan. This Option may be exercised in full (notwithstanding the Exercise Schedule) at any time at the discretion of the Optionee after such declaration and prior to the time of cancellation of this Option. This Option, to the extent it has not been exercised prior to the Fundamental Change, shall be canceled at the time of, or immediately prior to, the Fundamental Change, as provided in the declaration, and this Agreement shall terminate at the time of such cancellation, subject to the payment obligations of the Company provided in this paragraph.

In the case of a Fundamental Change that consists of the merger or consolidation of the Company with or into any other corporation or statutory share exchange, the Committee, in lieu of the declaration above, may make appropriate provision for the protection of this Option by the substitution, in lieu of this Option, of an option to purchase appropriate voting common stock of the corporation surviving any such merger or consolidation or, if appropriate, the parent corporation of the Company or such surviving corporation.

9.	Limitation on Transfer. While the Optionee is alive, only the Optionee or the Optionee’s guardian or legal representative may exercise this Option. Notwithstanding the preceding sentence, this Option may be transferred to a Transferee or to a Successor (in the event of Optionee’s death). Any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of this Option contrary to the provisions hereof, and the levy of any attachment or similar process upon this Option, shall be null and void.

10.	No Shareholder Rights Before Exercise. No person shall have any of the rights of a shareholder of the Company with respect to any Share subject to this Option until the Share actually is issued to the Optionee upon exercise of this Option.

11.	Discretionary Adjustment. The Committee shall make appropriate adjustments in the number of Shares subject to this Option and in the purchase price per Share to give effect to any adjustments made in the number and type of outstanding Shares through a Fundamental Change, recapitalization, reclassification, stock combination, stock dividend, stock split or other relevant change; provided that, fractional Shares shall be rounded to the nearest whole Share.

12. Tax Withholding.

General Rule. The Company or an Affiliate may require, upon the exercise of this Option, the person exercising this Option shall, upon exercise and demand by the Company or Affiliate, promptly pay in cash such amount as is necessary to satisfy any required withholding taxes prior to receipt of such Shares; provided that, in lieu of all or any part of such cash payment, the Committee may, in its sole discretion, allow the person exercising this Option to cover all or any part of the required withholdings through a reduction of the number of Shares delivered or through a subsequent return to the Company of Shares delivered, in each case valued in the same manner as used in computing the withholding taxes under applicable laws.

Committee Approval; Revocation. The Committee may approve an election under this section to reduce the number of Shares delivered in advance, but the approval is subject to revocation by the Committee at any time. Once the person exercising this Option makes such an election, he or she may not revoke it.

Exception. Notwithstanding the foregoing, the Optionee who tenders previously owned Shares to the Company in payment of the purchase price of Shares in connection with an option exercise may also tender previously owned Shares to the Company in satisfaction of any tax withholding obligations in connection with such option exercise without regard to the specified time periods set forth above for insiders. If the Company or an Affiliate is required to withhold any taxes, upon the exercise of this Option, the person exercising this Option shall, upon exercise and demand by the Company or Affiliate, promptly pay in cash such amount as is necessary to satisfy such requirement.

13.	Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan will be binding and conclusive upon the Company and the Optionee. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

14.	Discontinuance of Relationship. This Agreement shall not give the Optionee a right to continued service as a Director with the Company, and the Board of Directors or the shareholders of the Company have the right, as the case may be, to remove or fail to re-elect the Optionee as a Director and otherwise deal with the Optionee without regard to the effect it may have upon him under this Agreement.

15.	Obligation to Reserve Sufficient Shares. The Company shall at all times during the term of this Option reserve and keep available a sufficient number of Shares to satisfy this Agreement.

16.	Binding Effect. This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the Optionee.

17.	Choice of Law. This Agreement is entered into under the laws of the State of Minnesota and shall be construed and interpreted thereunder (without regard to its conflict of law principles).

IN WITNESS WHEREOF, the Optionee and the Company have executed this Agreement effective as of the Date of Grant specified above.

VALUEVISION MEDIA, INC.	OPTIONEE
By:

Name:

Title:	Name:

__________________, 20___

VALUEVISION MEDIA, INC.
6740 Shady Oak Road
Eden Prairie, Minnesota 55344

Attention: Secretary

Ladies and Gentlemen:

I hereby exercise the following option (the “Option”) granted to me under the ValueVision Media, Inc. 2004 Omnibus Stock Plan (the “Plan”) with respect to the number of shares of Common Stock (“Shares”) of ValueVision Media, Inc. (the “Company”), indicated below:

Name:

Date of Grant of Option:

Exercise Price Per Share:

Number of Shares With Respect to Which the Option is Hereby Exercised:

Total Exercise Price:

☐	Enclosed with this letter is cash, a check, bank draft or money order payable to the Company in the amount of the Total Exercise Price.

☐	I hereby agree to pay the Total Exercise Price within five
business days of the date hereof and, as stated in the
attached Broker’s Letter, I have delivered irrevocable
instructions to      to
promptly deliver to the Company the amount of sale or loan
proceeds from the Shares to be issued pursuant to this
exercise necessary to satisfy my obligation hereunder to pay the Total Exercise Price.

I agree that I will pay any required withholding taxes in connection with this exercise as provided in the Plan.

*Unless the context indicates otherwise, capitalized terms that are not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

Please issue a certificate (the “Certificate”) for the number of Shares with respect to which the Option is being exercised in the name of the person indicated below and deliver the Certificate to the address indicated below:

Name in Which to Issue	—
Certificate:
Address to Which Certificate	—
Should be Delivered:	—
—
—
—
—
—
Principal Mailing Address for	—
Holder of the Certificate (if	—
different from above):	—

Very truly yours,

Signature

Name, please print

Social Security Number

__________________, 20___

VALUEVISION MEDIA, INC.
6740 Shady Oak Road
Eden Prairie, Minnesota 55344

Attention: Secretary

Ladies and Gentlemen:

Name of Optionee:

Date of Grant of Option:

Exercise Price Per Share:

Number of Shares With Respect to Which the Option is to be Exercised:

Total Exercise Price:

The above Optionee has requested that we finance the exercise of the above Option to purchase shares of common stock, par value $.01 per share, of ValueVision Media, Inc. (the “Company”) and has given us irrevocable instructions to promptly deliver to the Company the amount of sale or loan proceeds from such shares to be issued pursuant to such exercise to satisfy the Optionee’s obligation to pay the Total Exercise Price.

Very truly yours,

Broker Name

By